EXHIBIT 4.19


                 AMENDMENT NO. 1 TO CONVERTIBLE PROMISSORY NOTE

THIS AMENDMENT NO. 1 TO CONVERTIBLE PROMISSORY NOTE (this "Amendment"), effective as of July 11, 2002 (the "Effective Date") is entered into by and between ROYCAP INC., a corporation organized under the laws of Ontario, Canada (the "Holder") and TRINITY MEDICAL GROUP USA, INC., a Florida corporation (the "Maker"), with respect to the following facts.

                                    RECITALS

     A. The Holder and the Maker entered into the Convertible Promissory Note (the "Agreement") dated as of June 29, 2001, which has an original Maturity Date of June 29, 2002 and has an outstanding principal balance of $300,000 USD as of June 29, 2002 and as of the Effective Date.

     C. The parties now desire to amend the Agreement on the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties amend the Agreement and otherwise agree as follows:

                                   ARTICLE 1
                           EXTENSION OF MATURITY DATE

     1.1 Section 2 of the Agreement shall be restated in its entirety to read as follows:

          2. Payment of Principal. At the Maturity Date, the outstanding principal amount of this Note plus all accrued and unpaid interest herein shall be due and payable in cash or, at the option of the Holder, converted into the Maker's Common Stock at the conversion price per share of Common Stock set forth in Section 7 hereof. Upon the conversion of this Note as provided in Section 7(a) hereof, the outstanding principal amount of this Note, together with accrued interest hereon, shall be deemed to be the consideration for the Holder's interest in the Common Stock on the Maturity Date. For purposes of this Note, the term "Maturity Date" shall mean the earlier of (i) July 21, 2002; or (ii) the date on which the Note becomes immediately due and payable pursuant to Section 6 hereof.

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                                   ARTICLE 2
                                  MISCELLANEOUS

     2.1 All terms used, but not defined, in this Amendment shall have the respective meanings set forth in the Agreement.

     2.2 This Amendment shall be effective for all purposes as of the Effective Date. Except as otherwise expressly modified by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

     2.3 This Amendment shall be governed by, interpreted and construed in accordance with the laws of the State of New York, without regard to conflict of law principles.

     2.4 This Amendment may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same document.

     IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Amendment effective as of the Effective Date.

                                        ROYCAP INC.


                                        By    /s/ Mark Shoom
                                              --------------
                                              Mark Shoom
                                              Chief Investment Officer


                                        TRINITY MEDICAL GROUP USA, INC.


                                        By    /s/ Gary E. Wilson
                                              ------------------
                                              Gary E. Wilson
                                              Chief Financial Officer


                                        By    /s/ James S. Namnath
                                              --------------------
                                              James S. Namnath
                                              Chief Executive Officer